UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2018

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

11055 Flintkote Avenue

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by Trovagene, Inc. (the “Company”) on a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2017, the Company received a deficiency notice, dated September 5, 2017, from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with The Nasdaq Capital Market continued listing requirement set forth in Nasdaq’s Listing Rule 5450(a)(2) (the “Minimum Bid Price Rule”), as the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial grace period of 180 calendar days, or until March 6, 2018, to regain compliance with the Minimum Bid Price Rule. Subsequently, on March 6, 2018, the Company was provided an additional 180 calendar day compliance period, or until September 4, 2018, to demonstrate compliance.

On September 7, 2018, the Company received a letter from Nasdaq indicating that, based upon the Company’s continued non-compliance with the Minimum Bid Price Rule, the Company’s common stock would be subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company plans to timely request a hearing before the Panel, which request will stay any further action by Nasdaq at least pending the issuance of a decision following the hearing and the expiration of any additional extension that may be granted by the Panel. The Company is considering all of its options to regain compliance; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance with the continued listing criteria within the period of time that the Panel may grant it to do so.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    September 13, 2018

TROVAGENE, INC.

By:	/s/ Thomas Adams
Thomas Adams Interim Chief Executive Officer